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                                                                   Exhibit 21.1


                   COGENT COMMUNICATION GROUP, INC.

                        LIST OF SUBSIDIARIES


Cogent Communications, Inc. (DE)
Cogent Internet, Inc. (DE)
Augustus Caesar Merger Sub., Inc. (DE)